Exhibit 99.2

Conference Call and Webcast Transcript

RANDI BALDWIN: This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes  and product liability risks.

RANDI BALDWIN INTRODUCES JACK RHIAN

JACK RHIAN: Thanks, Randi and good morning, ladies and gentlemen. Thank you for attending AMAC’s 2008 fourth Quarter and full year Earnings Conference call. Joining me this morning are the other members of our executive management team: Richard Rallo, our Chief Financial Officer; Fred Siegel, our Executive Vice President, and Randi Baldwin, Senior Vice President. By way of format this morning, Richard Rallo will discuss our financial results for the fourth quarter and full year thereafter; I will provide management’s comments regarding our   performance as well as the prospects for 2009.
Thereafter, our team will be ready to respond to questions from conference participants.

At this time, I’d like to turn the call over to Rich Rallo to present the financial results. Richard?

RICHARD RALLO : On today’s call I will discuss our results of operations for the quarter and year-ended December 31, 2008 as well as focus on some balance sheet items.  Before getting into the specific numbers, I would like to point out a couple of key financial highlights for 2008 as follows:

●	The HSMS segment closed out the year with double digit revenue growth representing its largest year over year growth achieved in the last decade.

●	Liquidity and working capital have increased significantly, while the debt to equity ratio has fallen below .2 to 1.

●	Certain assets, relating to a telehealth endeavor, were written off resulting in an after tax loss of approximately $523,000.

●	Operating income increased by approximately 60% for the year ended December 31, 2008 as compared to the same period in the prior year.

With respect to the Results of Operations:

Revenues

Total revenues for the fourth quarter ended December 31, 2008 were $9,741,000 as compared to $9,272,000 in the same quarter for 2007, representing a 5.0% increase.

Total revenues for the year ended December 31, 2008 were $38,587,000, as compared to $35,645,000 for the same period in 2007, which represents an 8% increase.

The increase in revenue for the year was primarily attributable to two main factors:

●
The first is that we achieved an increase in our PERS subscriber base, which has now grown to approximately 66,000 subscribers.  This increase has been facilitated primarily through the Walgreen’s Ready Response program as well as the internal growth within our existing customer base.

●	The second is due to increased sales of our enhanced senior living product portfolio to retirement facilities, which commenced in the 4th quarter of 2007.

The Company projected that gross revenues, consisting primarily of monthly recurring revenue (MRR), would increase by 10% to $39,200,000.  The Company realized a shortfall in its gross revenue projection by approximately 2% which was primarily the result of the delayed execution of certain contracts within the TBCS segment which were subsequently executed in 2009.

OPERATING EXPENSES:

With respect to operating expenses, the Company realized improved results during 2008 with respect to Costs Related to Services and Selling, General & Administrative expenses, measured as a percentage of sales.  The Company reduced its Cost Related to Services by over 1% and reduced its Selling, General & Administrative costs by approximately 2%.  This improvement is attributed to our continued focus on operational efficiencies.

NET INCOME:

Net Income for the fourth quarter ended December 31, 2008 was $68,000 or $.01 per diluted share as compared to $317,000 or $.03 per diluted share for the same period in 2007.  The decrease was attributable to the write-off of certain assets resulting in an after tax loss of approximately $523,000 relating to a technology, licensing, development, distribution and marketing agreement with a technology entity for the engineering and production of certain advanced telehealth products.  The technology provider on this initiative experienced a funding shortfall and has filed for bankruptcy protection and will not be able to complete the project.

Net Income for the year ended December 31, 2008 was $1,440,000, or $.15 per diluted share as compared to $1,514,000, or $.16 per diluted share for the year ended December 31, 2007, representing a 5% decrease.

The decrease in Net Income was primarily attributable to two factors:

●	As just mentioned, the write-off of assets relating to an agreement with a technology entity and

●	The Company incurred increased advertising and marketing costs primarily relating to the expanded Walgreen’s Ready Response PERS TV commercial and internet campaigns.

These decreases were partially offset by certain items as follows:

●	An increase in revenue, as described earlier, along with improved gross profit.

●	Economic development incentive dollars received from the City of Clovis, New Mexico relating to the opening of our call center in this location and

●	A decrease in interest expense through the continued pay down of our debt obligations as well as a reduction in the interest rate.

The Company had projected net income to increase 25% to $1,900,000 for the year ending December 31, 2008. The Company experienced a shortfall as a result of the Company writing-off certain assets as previously described.  Excluding this write-off, the Company’s net income would have been slightly above its guidance of $1,900,000.

OPERATING INCOME

In evaluating the Company and to more accurately measure the Company’s financial performance from operations for 2008, a metric, which excludes non-operational items is being provided.  This is particularly important in analyzing the Company’s operational performance for 2008 as the aggregate non-operational charges for 2008 were significantly in excess of those recorded in 2007 and the non-operational credits recorded in 2008 were significantly less then those recorded in 2007.  In 2008, the non-operational charges, excluding income taxes and interest, included the one-time write-off of certain assets.  The non-operational credits for 2008 included incentive dollars received from the State of New Mexico, while in 2007, the non-operating credits included the recording of a Real Estate Assistance Program (REAP) incentive and a one-time settlement credit.   Operating income, which excludes these non-operational items, for the year ended December 31, 2008 increased approximately 60% to $3,278,000 as compared to operating income of $2,051,000 for the previous year.

EBITDA

Earnings before Interest, taxes, depreciation and amortization (“EBITDA”) for the year ended December 31, 2008 was $7,102,000 as compared to $7,444,000 for the year ended December 31, 2007, representing a 5% decrease. Similar to the discussion with respect to net income, the EBITDA result is reflective of the effect of the write-off referred to earlier.  Excluding this write-off, EBITDA for 2008 would have been $7,989,000, representing a 7% increase.

OTHER

With regard to the Balance Sheet, the Company continues to exhibit improved financial strength.  This is evidenced within its latest Balance Sheet at December 31, 2008 by the following:

●	The Company has more than doubled its cash on hand since December 31, 2007 and now has approximately $2,500,000 in cash on hand.

●
Working Capital is now in excess of $5,900,000, which is made up of current assets of approximately $10,100,000 and current liabilities of approximately $4,200,000.  This represents a working capital ratio of almost 2.5 to 1 and a $2,300,000 increase from the prior year.  Working Capital was approximately $3,600,000 and $3,200,000 at December 31, 2007 and December 31, 2006.

●
The Company continues to operate at a very low and favorable Debt to Equity ratio and has the capacity to borrow additional funds if necessary.  At this time, based on our current expected cash outlays, the Company does not anticipate the need to borrow additional funds and has actually accelerated the paydown of certain debt.  The Company’s Debt to Equity ratio at December 31, 2008 was .18 to 1 as compared to .26 to 1 at December 31, 2007 and .34 to 1 at December 31, 2006.

The Company also continues to generate increased positive cash flow from operating activities, which was approximately $6,500,000 for the year ended December 31, 2008.  This cash flow has been primarily used for the following:

o	To purchase additional product for its growing subscriber base within its HSMS segment.
o	To continue to pay down its term loan and other debt obligations
o	To fund certain costs relating to the manufacturing of its next generation medication management system and monitoring platform (Medsmart), including its research and development costs.
o	To fund the build out of its network operating call center in New Mexico and
o	To invest advertising dollars into Direct to Consumer Programs.

At this time I would like to turn the call back over to Jack.

JACK RHIAN: Thanks, Richard.

Let me begin by saying that our operating performance during the fourth quarter was extremely strong which had helped deliver our full year 2008 earnings guidance prior to giving effect to the previously explained write-off. Moreover, we continue to experience increasing momentum within both divisions going into the first quarter of 2009.

Our HSMS division has delivered some terrific full year results, increasing revenue by 13% while concurrently chipping away at costs. This allowed the division to establish new highs in gross profitability at approximately 56%. The HSMS management team has entered 2009 primed to layer on significant incremental revenue onto its solid Monthly Recurring Revenue base. Our growth plan is focused and straightforward. We will employ a three pronged approach towards growing the division in 2009:

Direct to Consumer Programs

The Walgreens relationship remains fruitful; adding to both our subscriber and revenue base. As of 12/31/08 the Company had a revenue run rate of approximately 1.6 million dollars. In 2009 the Company remains focused on further penetrating the store environment and aligning the product with Walgreens Home health initiatives to secure valuable positioning within the store environment. In addition to the Walgreens B2C channel, AMAC is engaged in and continues to explore other consumer marketing channel relationships. We have established a turnkey operation to process the increasing demand for AMAC’s direct to consumer programs.

MedSmart

During Q1 of 2009 we completed the final testing of our MedSmart medication dispensing and management system and have authorized distribution to select customers.. In my opinion, MedSmart looks and functions beautifully. More importantly, Fred and Randi have taken the product on the road where providers and distributors have given it high marks for its design, feature set and price point sensitivity.

Lack of adherence to medication regimens is a huge problem that costs our healthcare system over $300 billon a year from under-use, overuse or misuse of prescription medications.  .MedSmart is a powerful solution that organizes, reminds, and dispenses pills in accordance with prescribed treatment regimens.  The device comes in a stand alone version and one with an Event Reporting option.
With event reporting, family caregivers and healthcare professionals can easily track adherence, proactively modify behavior, and improve compliance through timely notification of a non-compliant event. To help deploy this new product, the Company has recently engaged a respected public relations firm to help achieve immediate brand awareness. We further believe that MedSmart, in short order, will become a valued and profitable addition to AMAC’s HSMS suite of remote patient monitoring products and services.

Expanding Provider utilization of AMAC’s remote patient monitoring dashboard

With the addition of MedSmart, today AMAC has created a technology dashboard to provide a single source solution for providers to easily obtain a broad spectrum of technologies to fit the individualized needs of their patients. From rudimentary to sophisticated, AMAC now provides the healthcare industry with an enriched portfolio of life enhancing technologies. In 2009, significant efforts are being put forth to fortify and expand our customer relationships utilizing a blended solution that allows for a customized approach to population health management.

Our TBCS division leadership, while not realizing the same level of revenue growth during 2008 as HSMS, has made significant strides towards restructuring, streamlining and consolidating its operation. Our objective is to concentrate our Companywide telephone and IT structure within two equipment hubs. This process will accomplish the following:

•	reduce the amount of equipment required to operate our nine call centers while retaining significant redundancy
•	focus our IT personnel efforts to maintain as close to 100% uptime as possible
•	more readily share traffic across offices
•	realize better call center agent utilization
•	deploy the latest and most cutting edge communication equipment and software features designed to deliver superior customer service while reducing the cost of service.

During the 4th quarter of 2008 we were also able to shrink and reduce our overall management costs as a direct result of this consolidation effort. Those savings have begun to surface in the 1st quarter of 2009. This consolidation of equipment and management should allow us to deliver improved operating margins in 2009. 2008 was the first year the division shifted from an acquisition based growth strategy to one reliant upon internal growth generation.

During 2008, the division’s business development group was placed under new leadership.  We have adopted a similar and highly focused three pronged approach to revenue enhancement for 2009:

Expanding our daytime specialty services offerings:
During the first months of 2009 several new contracts were signed with hospitals to commence using our daytime concierge services. We also signed a new preferred provider contract in early 2009 with one of the most respected Greater New York based hospital associations. This affiliation will give us unprecedented access to medical facilities interested in availing themselves of our services.

Growing our Phonescreen Clinical Trial recruitment offerings- During the fourth quarter, the Company generated its greatest quarterly revenue  since acquiring this business back in late 2006.  In addition, and just as importantly, our PhoneScreen team successfully received preferred provider status with a major pharmaceutical company and a second pharmaceutical company is currently evaluating us with the goal of certifying our company as a preferred provider.

Continuing to grow our traditional after-hours services- Although smaller in size than our other initiatives, after-hour service to the healthcare community is within our core competence and we remain focused on working with those providers to increase market share.

Over the last several months we have all been made painfully aware of the continuing deterioration of our national economy, the ongoing demoralization of consumer confidence, as well as repeated demonstrations of undue risk-taking behavior and outright fraudulent activities.

When I observe these kinds of conditions in the macro business environment, I take great solace and pride in the fact that AMAC has long since employed a more conservative and integrity based approach to management. By staying true to our approach we have avoided the pitfalls that have caused other Companies to fail under this pressure. We have long believed that AMAC’s products and services are either essential or mission critical and, therefore, would weather financial downturns and general recessionary conditions. We are pleased that we have not had to consider personnel lay offs and in fact, have plans to expand the number of employees as these new service agreements are fully implemented.

The fundamentals of this company, including results of operation, positive cash flow, relationship with our banker, liquidity and positive outlook continue to get stronger despite these horrific macro economic conditions. Based on the continued successful implementation of our business plan, the outlook for 2009 is extremely positive. We plan to stay focused and become even more aggressive in growing our overall revenue base during 2009 and maintain high confidence that our unique confluence of products and services has created a foundation for sustained and scalable growth. We have also assembled, acquired and cultivated a management team whose comprehensive understanding of our businesses allows us to compete in an unprecedented and extremely competitive manner. Their collective efforts deserve appreciation, recognition and praise.      At this time I will turn the floor over for Q&A.

MODERATOR: Thank you. Our first question is coming from Charles Levy of Smith Barney.

CHARLES LEVY: Good morning. Uh, you gave us the 66,000 first as year end; could you pull up what it was for each of the end of the quarters for ’08 so we could see a progression?

JACK RHIAN: You were looking for a quarterly increase?

CL: Yeah, you gave us 66,000 for year end, right?

JR: Right.

CL: Do you have it for March, June, September?
JR: We don’t usually give that kind of detail out but maybe I’ll turn that call over to Richard to answer.

RICHARD RALLO:  Charles, how are you doing? This is Rich.

CL: Hi, Rich.

RR: We normally don’t provide that information on a quarterly basis. I can indicate that last year it was approximately 62,000 subscribers. I’d have to actually go back and look at the quarterly numbers there. I certainly could have a separate call after this and look up that information.

CL: OK. Um, the Walgreens’ revenue of 1.6 revenue rate, 1.6—that was up from 1.4 in the previous conference call?

JR: Yes, and I also want to point out that again, that’s a net number to AMAC, so it really is substantial in that sense.

CL: OK

JR: Because again, it compounds upon itself so it becomes very positive.

CL: Can you give an indication of the cancellation rate from the Walgreens type subscriber and the other subscribers?

JR: Well, first of all I would say that obviously at the very beginning, within the first year or so, there was virtually no churn on business.

CL: Right.

JR: So, we were experiencing an artificially very positive situation with the increase in Walgreens subscribers. I would say that the experience we’re having is that the Walgreens um, churn is equal to that of other private pay customers which is amongst the longest subscriber life as we’ve experienced with any group. I think that Randi, the churn is between 1 and 2%?

RANDI BALDWIN: That’s correct, Jack.

JR: Does that answer your question?

CL: Uh, yes, it does. I must tell you, I continue to stop in Walgreens stores, and if they have ever heard of the product, which is in the minority cases, all they have is the little tiny display with the tear-off coupon to call in and most of the pharmacists don’t really seem familiar with it. So, I’m not sure that its store applications are making very much progress, so maybe you can expand upon that.

JR: Sure. I’m going to turn that call over to Randi because she manages the Walgreens program for us.

RB: Hi, Charles, how are you?

CL: Hi, Randi.

RB: Just to answer your question, the strategy we are taking going forward is really to align ourselves up with the Home Health Initiative. As I’m sure you are aware, Walgreens is paying a lot of attention to the movement into home health and we are joining that. I believe that over the next 6 to 9 months you will start to see a different presence of the Walgreens Ready Response, particularly in certain drug waiting areas with three dimensional displays as a starting point and we’re also looking at some other outreach to further educate the store members themselves.

CL: OK, thank you very much.

JR: I’ll just add one other point..

CL: Sure.

JR: ..and that is that we have acknowledged the fact that store penetration is the biggest challenge that we have but I do view this as a positive in the sense that there is a lot more opportunity when we can get more store involvement, and Randi has been working on a variety of new programs that she has just indicated that give us a basis for feeling that Walgreens will continue to expand its participation with us.

CL: Thank you very much.

MODERATOR: Thank you. Our next question is coming from Andrew Cowan with Tricadia Capital Management.

ANDREW COWAN: Hey guys, quick question. Jack, you got some new contracts with the hospitals, so that’s great news. Are we going to see that revenue come through in the first quarter or is it going to start flowing through the second quarter?

JR: Thank you, Andrew. The revenue for that is expected to start flowing through in the second quarter. We spent the first quarter after we signed the contracts deep in implementation, and remember, these are very significant contracts, so there’s a lot of gearing up that has to happen and the company has to connect to the hospitals’ IT infrastructure; it takes about 1 to 2 months to connect up at that level, make sure of thorough testing because they really are transferring all of that responsibility over to us and we have to make sure that not only do we have solid connections, but we have redundancy and set up for fail over, etc. so, we believe that from what the implementation people tell us, that we will start seeing that in April.

AC: OK, and I just noticed that there was a little bit of moving around in and it looks like cost of goods sold went up a little bit but SG& A went down, so the end result was a great even down margin but it was a little lower gross margin. So, what was going on there?

RR: With respect to the cost of goods sold and the company as a whole, actually it reduced slightly from the previous year. We did make in the 4th quarter, there was a re-class from SG & A up into cost of goods sold, that was about 1 percentage point. That re-class had to be made for this year, as well as the other years but overall on a comparison basis, we have actually decreased our cost of goods sold; in other words, increasing gross profit as well as continuing to decrease the SG & A costs.

AC: OK, because you’ve been running around 52-53% so, is that the rate to expect going forward?

RR: I anticipate going forward into 2009 based on some of the initiatives that Jack has touched on, we’re looking to see hopefully, a little improvement within that area.

AC: So maybe higher than 52 or 53?

RR: Yes.

AC: That would be terrific. And then, excluding the write-down or write-off, the margin of about 21% or so, is that about the target range or is there potential improvement for that?

RR: I believe, as we look through the whole operation there is actually improvement in that area also, based on the business strategies that we’ve gone through, we anticipate that there is potential for some improvement there also.

AC: OK, and is that in the HSMS or the TBCS? Where do you expect that improvement to come through?

RR: The majority of that within the TBCS segment.

AC: OK. And that’s just improving the gross margins on that front?

RR: Yes.

AC: It’s hard to improve the gross margins of the HSMS as much?

RR: That is correct.

AC: OK, great. Thanks so much, guys.

MOD: Thank you. We have a question coming from Charles Levy of Smith Barney.

CHARLES LEVY: Maybe I missed this, but in the write-off of the technology development, is that going forward with a new individual or has that been dropped as a project completely?

JR: That’s actually a good question.

CL: Yay.

JR: We appreciate it. The write down was related to a specific initiative related to telehealth; however, the company, as I have indicated in my speaking points is still very much committed to telehealth as part of our three prong approach to remote patient monitoring which includes PERS, medication management and telehealth. One of the things that we did a few months ago, and I will turn the floor over to Fred Siegel to talk a little bit about that, was to enter an initial relationship with Intel who’s got a new telehealth platform and capability. That relationship and that program is very early, but we are looking at that as one of the ways in which AMAC can participate in the telehealth area. Fred, if you want to expand for a few more minutes on the Intel relationship that’s been created?

FRED SIEGEL:  Sure, Jack, thank you very much. AMAC was selected by Intel as their first market channel partner for their new Intel Health Guide, which is part of the Digital Health and Wellness Monitoring division which they started  probably 4 or 5 years ago as it relates to trying to improve the overall health and wellness of an aging population. This is Intel’s first entry into providing a direct product to the end user marketplace and they have a very, very solid management team and solid strategy to launch this product through multiple channels in the healthcare arena. That includes medicare advantage programs, government reimbursed programs, homecare agencies, hospitals, etc, all that have a vested interest in helping individuals remain healthy, independent, and at home. They reviewed and evaluated a laundry list of companies and the relationship is in its embryonic stage right now. They just started a pilot program with several large health care delivery systems and we’re collaborating with their business development team. They have over 50 individuals nationwide that talk to C level executives and we’re really becoming their, I guess, their preferred market channel partner to provide the product and related support services to drive utilization of this type of technology. So, it’s in its beginning but we’re very bullish about the relationship and expect it to deliver good, positive results for AMAC.

JR: Thanks, Fred. I’d also like to point out that while we wrote off the investment because primarily the company that was commissioned to do this development work for us and ran out of money, we at AMAC retained all of the rights to the development that has been created. The work that has been created, is pretty far downstream, has not gone by the wayside and we have the opportunity and we are considering all of our options related to completing that development project and having AMAC’s telehealth solution continue on as we had envisioned several years ago. But the decision was made at this point in time to clear the balance sheet and to write off the investment for the specific reason that we mentioned, but to be clear, the opportunity and the work that has been done has not necessarily been lost.

MODERATOR: There are no further questions. I would like to hand the floor back over to management for any closing comments.

JR: Hearing no other questions, we really appreciate everyone participating on the call today. Again, I will leave you with just the sense that even though we are all watching a pretty difficult time in the greater economy, AMAC is poised and ready to continue its accelerated growth and earnings strategy. We’ve laid out what we believe to be a succinct plan on both sides of the house, both divisions, and we are going to continue to implement, implement, implement and we look forward to talking to our shareholders at the next call, which will actually be in about 6 weeks, I suspect. So, thank you very much, folks, and good day.